EXHIBIT 99.3

Image Contact:
Jeff Framer
818.407.9100 ext. 299
jframer@image-entertainment.com

Investor Relations:
Charles Messman or Marie Dagresto
MKR Group, LLC
818.556.3700
ir@mkr-group.com

IMAGE ENTERTAINMENT RAISES $15.25 MILLION IN PRIVATE PLACEMENT TO INSTITUTIONAL INVESTORS

CHATSWORTH, Calif.—December 21, 2004—Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, today reported that it has sold approximately 2.9 million shares of its common stock at $5.25 per share for gross proceeds of $15.25 million, in a private placement to a select group of institutional investors.  The Company also agreed to issue warrants to the purchasers.  ThinkEquity Partners, LLC acted as exclusive placement agent for the transaction.  The Company will use the net proceeds of the transaction to pay down outstanding obligations under its credit facility with Wells Fargo Foothill, Inc., with the remaining proceeds to be used for working capital and general corporate purposes including content acquisition.

Jeff Framer, Image’s Chief Financial Officer stated, “This private placement significantly strengthens Image’s balance sheet and allows us to take advantage of new production and programming acquisition opportunities.”

Martin W. Greenwald, Image’s President and Chief Executive Officer commented, “This private placement was very important to Image’s agenda for growth.  On behalf of Image’s current shareholders and management, I want to personally thank our new institutional investors for their vote of confidence.”

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America with over 2,500 exclusive DVD titles in domestic release and over 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video, and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like “would,” “intend,” “hope,” “will,” “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or similar words. Forward- looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. The

Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.